EXHIBIT 99.1


                         FIRST DECATUR BANCSHARES, INC.
                             130 North Water Street
                                Decatur, IL 62523

Phillip C. Wise                                            John W. Luttrell
President                                                  Chairman of the Board

                                                                    NEWS RELEASE
FOR MORE INFORMATION CONTACT:
Philip C. Wise, President
John W. Luttrell, Chairman
First Decatur Bancshares
(217) 424-1111

                              FOR IMMEDIATE RELEASE

                         FIRST DECATUR BANCSHARES, INC.
                              REPORT 1999 EARNINGS

         DECATUR, ILLINOIS - January 12, 2000 - First Decatur Bancshares, Inc. (OTC BB-FDEC) today reported that it estimates that 1999 earnings, excluding one-time charges, increased 12.7% to a record $6.323 million compared to $5.611 million in 1998 or $2.29 per share compared to $1.95 in 1998. John W. Luttrell, Chairman of First Decatur, said, "We are pleased that our earnings, excluding the one-time charges, exceeded $6 million for the first time in our history."

         The one-time charges were approximately $2.187 million net of income taxes and included non-cash expenses associated with terminating First Decatur's defined benefit retirement plan in anticipation of its merger with BankIllinois Financial Corporation and a non-cash liability recorded in connection with unresolved reconciliation differences involving First Decatur's subsidiary, FirsTech, Inc. Giving effect to such non-recurring items, First Decatur's 1999 estimated earnings were $4.136 million or $1.50 per share.

         First Decatur Corporation is a $462 million bank holding company headquartered in Decatur, Illinois.